ALLY FINANCIAL INC.
AMENDED AND RESTATED BYLAWS

October 7, 2019

ALLY FINANCIAL INC. AMENDED AND RESTATED BYLAWS
Article I.OFFICES

A.
Registered Office. The registered office of Ally Financial Inc. (the Corporation) is the office of The Corporation Trust Company, which is located at 1209 Orange Street, Wilmington, New Castle County, Delaware.

B.
Other Offices. The Corporation’s principal office is located at 500 Woodward Avenue, Detroit, Michigan 48226 or another location as determined by the Corporation’s board of directors (the Board). The Board may at any time establish other offices at any place or places, either inside or outside the State of Delaware.

C.	Location of Corporate Books and Records. The books and records of the Corporation may be kept, subject to the Delaware General Corporation Law (the DGCL), inside or outside the State of Delaware.
ARTICLE II.    STOCK, TRANSFER, DIVIDENDS, AND STOCKHOLDER MEETINGS

A.	Authorized Stock. The authorized classes and shares of stock of the Corporation are stated in the Corporation’s Amended and Restated Certificate of Incorporation.

B.
Uncertificated Stock. Stock of the Corporation is issued in uncertificated form, but if directed by the Board, the Corporation will issue one or more certificates of common or preferred stock to a stockholder of record representing the shares of stock held by that stockholder.

C.	Transfer of Stock. Common stock of the Corporation is transferable.

1.	Transfer Instructions. The Corporation will effect a transfer of common stock only upon instructions received from the stockholder of record or that stockholder’s authorized designee.

2.	Validity. No transfer of common stock is valid against the Corporation for any purpose until properly recorded in the Corporation’s stock register.

D.
Dividends. Dividends on common stock of the Corporation will be paid if, as, and when declared by the Board, and dividends on each series of preferred stock of the Corporation will be paid in accordance with their respective certificates of designation.

E.	Stockholder Meetings.

1.
Annual Meeting. The annual meeting of common stockholders will be held on the date and at the place and time determined by the Board or the Corporation’s Chief Executive Officer (the Chief Executive Officer), subject to applicable legal requirements.

2.
Special Meetings. The Board or the Chief Executive Officer may call special meetings of stockholders from time to time. Subject to the procedures set forth in these Bylaws, the Secretary of the Corporation (the Secretary) at the written request or requests (each, a Special Meeting Request and, collectively, the Special Meeting Requests), delivered to the Corporation at its principal office, of holders of record with an aggregate “net long position” equal to at least 25 percent of the outstanding common stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting (the Requisite Percentage) shall call special meetings of common stockholders from time to time.

a.
For purposes of calculating the Requisite Percentage, “net long position” (and its correlative terms), when used to describe the nature of a stockholder’s ownership of common shares of the Corporation, shall mean those shares of common stock of the Corporation as to which such stockholder possesses (i) the sole power to vote or direct the voting, (ii) the sole economic incidents of ownership (including the sole right to profits and the sole risk of loss) and full investment rights pertaining to the shares, and (iii) the sole power to dispose of or direct the disposition. The number of shares calculated in accordance with clauses (i), (ii) and (iii) shall not include any shares (x) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale or other derivative or other agreement or understanding, whether any such arrangement is to be settled with shares of common stock of the Corporation or with cash based on the notional amount of shares subject thereto, in any such case which has, or is intended to have, or if exercised would have the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or any of its affiliates’ full rights to vote (2) hedge, offset or alter to any degree any gain or loss arising from the full economic ownership of such shares by such stockholder or any of its affiliates or (3) dispose or direct the disposition of any of such shares. The “net long position” of a stockholder shall include shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person shall be deemed to continue to have a “net long position” in shares during any period in which the person has loaned such shares provided that the person has the power to recall such loaned shares on five (or less) business days’ notice, and has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is (to the extent any voting power has been delegated) revocable at any time by the person.

b.
A Special Meeting Request to the Secretary shall be signed and dated by each stockholder of record (provided that if the record holder is not the signatory to the Special Meeting Request, such Special Meeting Request will not be valid unless documentary evidence of such signatory’s authority to execute the Special Meeting Request on behalf of the record holder is supplied to the Secretary at the time such Special Meeting Request is received (or within 10 business days thereafter)) requesting the special meeting (each, a Requesting Stockholder), shall comply with Sections II.E.2 and II.E.3, and shall include (i) a statement of the specific purpose or purposes of the special meeting and the matters proposed to be acted on at the special meeting, the text of any proposal or business (including the text of any resolutions proposed for consideration), (ii) the information required by Section II.E.3.c, (iii) the calculation of the Requesting Stockholders’ net long position, including the number of shares held of record and disclosure of any short positions, hedges, voting or other arrangements that impact the calculation of such net long position, (iv) an agreement (unless and until such Special Meeting Request is revoked) to notify the Corporation of any reduction in such net long position prior to the meeting date (x) within 10 business days following the record date for the meeting in the case of a reduction during the period from the Delivery Date through such record date, (y) by the eighth business day prior to the meeting date, in the case of a reduction during the period from the record date through the tenth business day prior to the meeting date, and (z) promptly following such change in the case of any reduction thereafter, and otherwise to provide the Corporation with such additional information as it may reasonably request and (v) an acknowledgement by the Requesting Stockholders and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made that any reduction in such Requesting Stockholder’s net long position at any time prior to the special meeting shall constitute a revocation of such Special Meeting Request with respect to such reduction; provided, that if the Requesting Stockholders are not the beneficial owners of the common shares representing an aggregate net long position of at least the Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the Secretary within 10 business days after the date on which the

Special Meeting Request is delivered to the Secretary) that the beneficial owners on whose behalf the Special Meeting Request is made beneficially own common shares representing an aggregate net long position of at least the Requisite Percentage as of the date on which such Special Meeting Request are delivered to the Secretary. In addition, the Requesting Stockholders and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made shall promptly provide any other information reasonably requested by the Corporation. For the purposes of this Section II.E.2, Delivery Date means the earliest date on which valid, unrevoked Special Meeting Requests representing an aggregate net long position of at least the Requisite Percent have been delivered to the Secretary in accordance with these Bylaws.

c.	Notwithstanding anything to the contrary in these Bylaws, the Board may submit its own proposal or proposals for consideration at any special meeting.

d.
Notwithstanding the foregoing provisions of this Section II.E.2, a special meeting requested by stockholders shall not be held if (i) the Special Meeting Request does not comply with this Section II.E.2, (ii) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law, (iii) the Special Meeting Request is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iv) an annual or special meeting of stockholders that included an identical or substantially similar item of business (Similar Business) was held not more than 120 days before the Special Meeting Request was received by the Secretary, (v) the Board has called or calls for an annual or special meeting of stockholders to be held within 90 days after the Special Meeting Request is received by the Secretary and the business to be conducted at such meeting includes the Similar Business, or (vi) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 (as amended from time to time, the Exchange Act) or other applicable law. For purposes of this Section II.E.2.d, the nomination, election or removal of directors shall be deemed to be Similar Business with respect to all items of business involving the nomination, election or removal of directors, changing the size of the Board and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors. The Board shall determine in good faith whether the requirements set forth in this Section II.E.2.d have been satisfied.

e.
In determining whether a special meeting of stockholders has been requested by the record holders of common shares representing in the aggregate at least the Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board), and (ii) such Special Meeting Requests have been dated and delivered to the Secretary within 60 days of the earliest dated Special Meeting Request.

f.
Any special meeting of the common stockholders will be held on the date, and at the time, and for the purpose(s) stated in the notice of the meeting, in all cases subject to any rules and procedures adopted by the Board. The Board may postpone fixing the time and date of a special meeting requested by the stockholders in order to allow the Secretary to determine the validity of such request; provided, that if such request is determined to be valid, then the Board shall fix the date of such special meeting to be no later than 90 days after such determination.

g.
A Requesting Stockholder may revoke a Special Meeting Request at any time by written revocation delivered to the Secretary and if, following such revocation, there are outstanding un-revoked requests from Requesting Stockholders with net long position less than the Requisite Percentage, the Board may, in its discretion, cancel the special meeting. If none of the Requesting Stockholders appears or sends a duly authorized agent to present the business to be presented for consideration that was specified in the Special Meeting Request, the Corporation need not present such business for a vote at such special meeting.

3.
Director Nomination and Other Stockholder Business. At any stockholder meeting, the only business that will be conducted is that which is a proper matter for stockholder action under applicable law and which is properly brought before the stockholders.

a.	For stockholder meetings, nominations of individuals for election to the Board, or proposals of other business to be transacted, may be made only through one of the following means:

i.	By, or at the direction of, the Board or any duly authorized committee of the Board.

ii.	By anyone who:

A.	Is a common stockholder of record of the Corporation both at the time such common stockholder gives the notices contemplated by this Section II.E.3 and at the time of such stockholder meeting, and

B.	Who is entitled to vote at the meeting, and

C.	Complies with the procedures of this Section II.E.3 and applicable legal requirements.
Notwithstanding anything to the contrary herein, nominations of individuals for election to the Board may be made pursuant to Section II.E.3.a.ii in connection with a special meeting of the common stockholders only if the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of the special meeting.

b.
A common stockholder that intends to nominate a director for election or re-election, or to propose any other business, at a stockholder meeting must submit to the Secretary a timely written notice of this intent that complies with the Bylaws and/or Regulation 14A, as applicable (a Notice of Intent).

i.
For an annual meeting, a Notice of Intent is “timely” given only if the Secretary receives the Notice of Intent at least 90 calendar days but not more than 120 calendar days prior to the first anniversary of the preceding year’s annual stockholder meeting; provided, however, that in the event that the date of the annual stockholder meeting is advanced more than 30 calendar days prior to such anniversary date or delayed more than 70 calendar days after such anniversary date then to be timely such notice must be received by the Secretary no earlier than 120 calendar days prior to such annual meeting and no later than the close of business on the later of 70 calendar days prior to the date of the meeting or the 10th calendar day following the day on which public announcement of the date of the meeting was first made by the Corporation. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

ii.
For a special meeting at which the election of directors is included as business to be brought before a special meeting of the common stockholders in the Corporation’s notice of the special meeting, a Notice of Intent is “timely” given only if the Secretary receives the Notice of Intent at least 60 calendar days before the special meeting.

c.	Each Notice of Intent submitted to the Secretary in connection with a stockholder meeting pursuant to these Bylaws must include the following information:

i.
For each individual that the stockholder proposes to nominate for election or re-election as a director: (x) all information that is required to be disclosed in connection with soliciting proxies for the election of directors, or that is otherwise required, under Regulation 14A (including, without limitation, the individual’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected or re-elected) and (y) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation.

ii.
As to any business other than the nomination of directors, a brief description of the business to be addressed, including relevant background and context; reasons for raising the matter at the stockholder meeting; the text of the proposal and business; and any material interest of the stockholder (and any beneficial owner of stock on whose behalf the stockholder is acting) related to the business.

iii.	As to the stockholder submitting the Notice of Intent, the following:

•	The stockholder’s name and address and whether it is a nominal stockholder acting on behalf of, or for the benefit of, someone else.

•	The class and number of shares of common stock and any other securities of the Corporation held by the stockholder.

•
Description of any agreement, arrangement, or understanding between the stockholder on one hand, and any beneficial owner of stock on whose behalf the stockholder is acting on the other hand, and their respective affiliates, and any other person(s) in connection with the nomination or proposal of other business.

•
Description of any agreement, arrangement, or understanding (including, without limitation, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares, in each case regardless of the form of settlement) that has been entered into by or on behalf of the stockholder, in each case where the effect or intent of the agreement, arrangement, or understanding with respect to the Corporation’s securities is to: create or mitigate loss to; manage risk or benefit of share price changes for; or increase or decrease the voting power of; the stockholder (or any beneficial owner on whose behalf the stockholder is acting), or a person nominated for election as a director.

•
A representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at the contemplated stockholder meeting and will appear in person or by proxy at the meeting to bring the nomination or other business before the meeting.

•
A representation as to whether the stockholder (or any beneficial owner of stock on whose behalf the stockholder is acting) will, or is part of a group that will, either deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding common stock required to approve or adopt the proposal or to elect each identified nominee, and/or otherwise solicit proxies from stockholders in support of that proposal or nomination.

•
Any other information relating to such stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act.

•
Such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

If requested by the Corporation, the information required under the second, third and fourth bullets of this Section II.E.3.c.iii shall be supplemented by such stockholder and any such beneficial owner not later than 10 days after the record date for the meeting to disclose such information as of the record date.

d.
With respect to stockholder proposals to be included in any proxy statement of the Corporation, stockholders must comply with the requirements of Securities and Exchange Commission Rule 14a-8, if applicable, instead of this Section III.E

e.
The Board will determine any question as to whether and to what extent the Bylaws’ requirements related to stockholder meetings have been satisfied, and its determination will be conclusive and binding on all stockholders and the Corporation.

i.
If the Board determines that any requirement has not been satisfied as to a particular meeting, then it may elect to waive the deficiency for that meeting, or disregard the nomination or decline to allow the proposed business to be transacted at the meeting.

ii.
If a stockholder, or its qualified representative, does not appear at a stockholder meeting to make its nomination or proposal of other business, then the nomination will be disregarded and the proposed business will not be transacted, even if the Corporation has received proxies with respect to votes on those matters.

•
As used above, “qualified representative” means a person who is a duly authorized officer, manager, or partner of the absent stockholder, or another individual who is authorized in a writing signed by the absent stockholder, or an electronic transmission delivered to the Secretary by the absent stockholder, to act as its proxy at the stockholder meeting and who produces the writing or the electronic transmission or a reliable reproduction of either.

f.
Notwithstanding any contrary provision or inference in these Bylaws, nothing in these Bylaws limits any legal or stock exchange listing requirements applicable to stockholders as to director nominations or proposals as to any other business to be transacted at any stockholder meeting.

4.
Meeting Location. Unless the Board decides to hold a physical meeting, all stockholder meetings will be held by telephone, video conference, or similar means of remote communication permitted under the DGCL.

a.	Any physical meetings of the stockholders will be held at a place determined by the Board, which may, but is not required to, be in the State of Delaware.

b.
As to any physical meetings of the stockholders, any stockholders may, at the election of the Board, participate in the meeting by telephone, video conference, or similar means of remote communication permitted under the DGCL.

c.
Any stockholder that participates in a meeting by telephone, video conference, or similar means of remote communication permitted under the DGCL is deemed to have been present in person at the meeting and to have waived any deficiency of notice.

5.	Notices.

a.	Notice of each stockholder meeting will be given to stockholders entitled to the notice not less than 10 nor more than 60 calendar days before the meeting date.

b.
The notice will specify the place, date, and time of the meeting and, if applicable, the means of remote communication by which stockholders and proxy holders may be deemed to be present in person and vote at the meeting. In addition, in the case of any special meeting called pursuant to Section II.E.2, the notice shall also state the purpose or purposes for which the meeting is called and shall indicate that it is being issued by or at the direction of the person or persons calling the meeting.

c.
Notice of any meeting of stockholders is given to a stockholder, if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at the stockholder’s address as it appears on the records of the Corporation or, if electronically transmitted, as provided in Article VI of these Bylaws. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent of the Corporation that the notice has been given will, in the absence of fraud, be prima facie evidence of the facts stated therein.

6.
Waiver of Notice. A stockholder meeting may be held without notice if all stockholders entitled to vote at the meeting are present in person or by proxy, or if notice is waived in writing by those not present, either before or after the meeting. Attendance of a stockholder at a meeting will constitute a waiver of notice of the meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

7.
List of Stockholders Entitled to Vote. At least 10 days before every meeting of stockholders, the Secretary will prepare a complete list of the stockholders entitled to vote at the meeting in compliance with the requirements of the DGCL.

8.
Quorum. A quorum for the transaction of business at a stockholder meeting consists of the holders of a majority of the outstanding shares of stock entitled to vote on the business to be transacted, who are present in person or by proxy at the meeting. If a quorum is not present within sixty minutes after the designated starting time for the meeting, the meeting may be adjourned, and the Secretary may schedule the place, date, and time of the reconvened meeting.

9.
Adjourned Meeting; Notice. When a stockholder meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place thereof and any means of remote communication by which stockholders may be present and participate in the meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.

10.
Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which will not be more than 60 nor less than 10 days before the date of the meeting or more than 60 days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders will apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting as provided in the DGCL.

11.	Voting. At any meeting of the common stockholders, each common stockholder is entitled to vote in accordance with the number of voting shares it holds of record and voting powers of those shares.

a.	Each common stockholder is entitled to one vote for each share of common stock it holds.

b.
Unless otherwise required by law, the Corporation’s Amended and Restated Certificate of Incorporation, or these Bylaws, all matters subject to a vote of the stockholders will be decided by the vote of the holders of a majority of the outstanding shares of stock entitled to vote on the matter and who are present in person or by proxy at the meeting.

c.
Subject to the rights of the holders of any series of preferred stock to elect additional directors under specific circumstances, a nominee for director shall be elected to the Board if the nominee receives a majority of the votes cast with respect to that nominee’s election at any meeting for the election of directors at which a quorum is present; provided, however, that if the number of nominees for director exceeds the number of directors to be elected (a “contested election”), the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

d.	Holders of common stock will vote together as a single class.

e.
Notwithstanding any contrary provision or inference in these Bylaws, holders of any series of preferred stock of the Corporation have no right to vote on or approve any matter, except as provided in their respective certificates of designation.

12.
Proxies. Each stockholder entitled to vote, approve, consent, or otherwise act on a matter may authorize another person or persons to act for the stockholder by proxy, but the proxy, whether revocable or irrevocable, must comply with the requirements of the DGCL.

13.
Conduct of Stockholder Meetings. The Board may adopt rules and procedures for the conduct of stockholder meetings (including, without limitation, advance notice requirements, meeting notice content requirements, disclosure requirements, etc.), which will be binding on the stockholders.

ARTICLE III.    BOARD OF DIRECTORS

A.
Responsibility. Subject to the DGCL and any limitation in the Amended and Restated Certificate of Incorporation or these Bylaws relating to action required to be approved by the stockholders, the business and affairs of the Corporation are managed under the direction of the Board.

B.	Number of Directors. The number of directors on the Board will be between nine and thirteen, as determined by the Board in its discretion.

C.
Chairperson. A majority of the full Board will elect a chairperson. Whenever the chairperson does not qualify as an independent director, the independent directors— by a majority vote at a meeting consisting solely of independent directors—will elect one of the independent directors as lead director. The chairperson (or in the chairperson’s absence, the lead director if one exists or, if none exists, an alternate director designated by a majority of the independent directors then present) will preside at Board meetings. The chairperson and any lead director will have any additional duties and responsibilities that are set forth in the Board’s governance guidelines.

D.	Term. Each director will hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, or removal.

E.
Resignation. Any director may resign at any time by giving written notice to the Chief Executive Officer or the Secretary, and the Chief Executive Officer or the Secretary, as applicable, will deliver a copy of the notice to the chairperson of the Board and the chairperson of the Compensation, Nominating, and Governance Committee. Except as otherwise specified in the notice of resignation or the Board’s governance guidelines in effect at the time, a resignation will take effect upon receipt of the notice by the Chief Executive Officer or the Secretary or at any later time that is specified in the notice, and acceptance of the notice is not necessary to make it effective.

F.
Vacancies. Any vacancy on the Board created by reason of the death, removal, or resignation of a director, or by increase in the number of directors on the Board, may be filled by action of a majority of the remaining members of the Board even if they do not constitute a quorum.

G.	Meetings. The Board will hold regular meetings of the Board at least four times during any twelve-month period and at least once during any consecutive three-month period.

1.
Special Meetings. The Chief Executive Officer, the chairperson of the Board, or a majority of the directors on the Board may call a special meeting of the Board at any time, subject to the advance notice requirements in Section III.G.2 below.

2.
Notice of Meetings. Regular meetings of the Board may be held without notice at times and places that are determined from time to time by the Board. In all other circumstances, the Corporation will give written notice of a Board meeting at least three calendar days before the meeting date, if sent by United States mail or commercial delivery company, or at least 24 hours before the meeting date, if sent by e-mail or facsimile or delivered in person.

3.
Meetings Without Notice. A meeting may be held without notice if all directors entitled to vote at the meeting are present in person, or if notice is waived in writing by those not present either before or after the meeting.

4.
Waiver of Notice. Any director who is present in person at a meeting of the Board is conclusively presumed to have waived notice of the meeting, except when the director attends for the express purpose of objecting or abstaining at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

5.
Meeting Location. Unless otherwise directed by the Board, each Board meeting will be held at a location determined jointly by the Chief Executive Officer and the chairperson of the Board, which may, but is not required to, be in the State of Delaware.

H.	Quorum. The presence of directors constituting a majority of the full Board constitutes a quorum for the transaction of business.

1.
If a quorum is not present, a majority of the members of the Board present at the time may adjourn the meeting from time to time until a quorum is present. When a Board meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof and any means of remote communication by which directors may be present at and participate in the meeting are announced at the meeting at which the adjournment is taken.

2.
Notwithstanding any contrary provision in these Bylaws, interested directors may be counted in determining the presence of a quorum at a meeting of the Board that authorizes any interested party contract or transaction.

I.
Voting. Each director is entitled to cast one vote as to each matter brought before the Board, and the act of a majority of the directors present at any meeting at which there is a quorum will be the act of the Board, except as may be otherwise specifically provided by the DGCL, these Bylaws, or the Amended and Restated Certificate of Incorporation.

J.	Action Without a Meeting. Any action requiring a vote of the Board may be taken without a meeting and without prior notice or vote, if all directors consent in writing to the contemplated action.

K.
Remote Communication. A Board meeting may be held, and directors may participate in any Board meeting (regardless of how it is held), by telephone, video conference, or similar means of remote communication permitted under the DGCL, and participation in a meeting by remote communication constitutes presence at the meeting in person and waiver of any deficiency of notice.

L.
Compensation of Directors. Directors that are not also officers or employees of the Corporation may receive compensation for their services as directors, including service on any Board committee, in the form and amount as determined by the Board from time to time.

1.	Directors that are Officers. Directors that are also officers or employees of the Corporation will not receive any separate compensation for services in their capacity as directors.

2.
Expense Reimbursement. The Corporation will reimburse directors for any reasonable out-of-pocket expenses related to attendance at each regular or special meeting of the Board or any Board committee, subject to the Corporation’s internal expense policies, including requirements as to reporting and documenting of those expenses.

M.
Conflicts of Interest. If any director has an actual or potential conflict of interest as against the Corporation, the director will disclose the conflict to the chairperson of the Board, the chairperson of the Compensation, Nominating, and Governance Committee, and the General Counsel of the Corporation (the General Counsel) and address the conflict in accordance with the applicable code of ethics and legal requirements.

N.	Independence. A director qualifies as an independent director if the Board affirmatively determines that the director meets the independence standards issued by the New York Stock Exchange.

O.
Fiduciary Duties. To the extent permitted under the laws of the State of Delaware, no director is personally liable to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.

ARTICLE IV.    COMMITTEES OF THE BOARD OF DIRECTORS

A.
Designation of Committee. The Board may designate one or more committees of the Board and delegate to them duties, responsibilities, rights, powers, and authorities for and over any matter, subject to Section 141(c)(2) of the DGCL.

1.	Committee Composition. A Board committee will consist of one or more directors of the Corporation.

2.
Alternate Committee Members. The Board may designate one or more directors as alternate members of any committee, who may replace absent or disqualified directors at any meeting of that committee, subject to any limitations imposed by the Board.

3.
Meetings. The Chief Executive Officer, the chairperson of a Board committee, or a majority of the directors on the committee may call a meeting of the committee at any time, subject to the advance notice requirements in this Section IV.A.3. Regular meetings of a Board committee may be held without notice at times and places that are determined from time to time by the Board or the committee. In all other circumstances, the Corporation will give written notice of a meeting at least three calendar days before the meeting date, if sent by United States mail or commercial delivery company, or at least 24 hours before the meeting date, if sent by e-mail or facsimile or delivered in person. A meeting may be held without notice if all directors entitled to vote at the meeting are present in person, or if notice is waived in writing by those not present either before or after the meeting. Any director who is present in person at a meeting is conclusively presumed to have waived notice of the meeting, except when the director attends for the express purpose of objecting or abstaining at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise directed by the committee, each meeting of the committee will be held at a location determined jointly by the Chief Executive Officer and the chairperson of the committee, which may, but is not required to, be in the State of Delaware. A meeting may be held, and directors may participate in any meeting (regardless of how it is held), by telephone, video conference, or similar means of remote communication permitted under the DGCL, and participation in a meeting by remote communication constitutes presence at the meeting in person and waiver of any deficiency of notice.

4.
Quorum. The presence of directors constituting a majority of a full Board committee constitutes a quorum for the transaction of business by the committee. If a quorum is not present, a majority of the members of the committee present at the time may adjourn the meeting from time to time until a quorum is present. When a committee meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof and any means of remote communication by which directors may be present at and participate in the meeting are announced at the meeting at which the adjournment is taken. Notwithstanding any contrary provision in these Bylaws, interested directors may be counted in determining the presence of a quorum at a committee meeting that authorizes any interested party contract or transaction.

5.
Voting and Action Without a Meeting. Each director who is a member of a Board committee is entitled to cast one vote as to each matter brought before the committee, and the act of a majority of the members present at any meeting at which there is a quorum will be the act of the committee, except as may be otherwise specifically provided by the DGCL, these Bylaws, or the Amended and Restated Certificate of Incorporation. Any action requiring a vote of the committee may be taken without a meeting and without prior notice or vote, if all members consent in writing to the contemplated action.

6.	Reports. Each committee of the Board will report its activities to the Board on a regular basis.

7.
Removal and Revocation. At any time and for any reason, subject to applicable law, the Board may remove any member of a committee, revoke any duty, responsibility, right, power, or authority of a committee, or disband any committee.

8.
Committee Authority. To the extent provided in the charter of a committee or any resolution of the Board, subject to the DGCL, any committee of the Board has and may exercise all of the rights, powers, and authorities of the Board.

9.
Committee Rules of Procedure. Each committee of the Board may fix its own rules of procedure, subject to these Bylaws or any resolution of the Board, and will hold its meetings in accordance with those rules.

ARTICLE V.    OFFICERS

A.
Officer Positions. The officers of the Corporation are the Chief Executive Officer, the Chief Financial Officer, the Corporate Treasurer, the Secretary, the General Counsel, and any other officers appointed according to this Article V.

B.
Additional Officer Positions. The Board may create other offices with titles, duties, responsibilities, rights, powers, and authorities that are provided in these Bylaws or by the Board from time to time.

C.	Appointment and Removal of Officers. The Board will appoint any and all officers of the Corporation, and only the Board may remove an officer from office.

D.
Delegation. The Board may delegate to a committee of the Board or to the director who is also the Chief Executive Officer the power and authority to create offices and to appoint and remove any officer of the Corporation under this Article V. Each act by a committee or the Chief Executive Officer under this Section V.D will constitute an act of the Board.

E.	Number of Offices. A person may hold any number of offices.

F.
Officer Responsibilities and Authorities. Each officer of the Corporation has and, as appropriate, will exercise the duties, responsibilities, rights, powers, and authorities as generally pertain to, or are reasonably incident to, the office held, subject to the direction of the Board or the Chief Executive Officer.

1.
Specific Officer Responsibilities and Authorities. In addition to the general duties, responsibilities, rights, powers, and authorities described in the introductory paragraph of this Section V.F, the following officers have the specific duties, responsibilities, rights, powers, and authorities indicated:

a.	The Chief Executive Officer is the principal executive officer of the Corporation, and subject to the direction of the Board, the Chief Executive Officer:

i.	Has full responsibility, power, and authority for, and must exercise direct charge of and general supervision over, the business and affairs of the Corporation;

ii.	Has any and all other rights, powers, and authorities and must perform any and all other duties and responsibilities, in each case, as may be specifically assigned from time to time by the Board; and

iii.	Is fully responsible for carrying into effect all resolutions and orders of the Board, and may delegate rights, powers, and authorities to other officers and employees of the Corporation.

b.
The Chief Financial Officer of the Corporation is the principal financial officer of the Corporation and has full responsibility, power, and authority for the financial records, books, and accounts of the Corporation.

c.
The Corporate Treasurer of the Corporation has custody of the Corporation’s funds and securities and has full responsibility, power, and authority for maintaining accounts in the name of the Corporation; for depositing funds to the Corporation’s credit; for disbursing funds on behalf of the Corporation; and for maintaining accurate accounts of receipts and disbursements in the Corporation’s books.

d.	The General Counsel has full responsibility, power, and authority for all legal affairs of the Corporation, subject to applicable rules of professional conduct for lawyers.

e.	The Secretary will, or will cause an Assistant Secretary to, attend all meetings of the stockholders and of the Board and its committees and record all votes and the minutes of all meetings.

i.	The Secretary will, or will cause an Assistant Secretary to, give notice of all meetings of the stockholders and of the Board and its committees.

ii.	The Secretary will perform such other duties and responsibilities as may be assigned from time to time by the Board or the Chief Executive Officer.

2.
Reservation of Authorities. Any right, power, or authority not specifically reserved to the Board, a committee of the Board, or the stockholders under these Bylaws, the Amended and Restated Certificate of Incorporation, the DGCL, or a resolution of the Board is within the rights, powers, and authorities of each of the Chief Executive Officer and any other applicable officers of the Corporation.

G.
Conflicts of Interest. If any officer of the Corporation has an actual or potential conflict of interest as against the Corporation, the officer will disclose and address the conflict in accordance with the applicable code of ethics and legal requirements.

ARTICLE VI.    NOTICE BY ELECTRONIC TRANSMISSION

A.
Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Amended and Restated Certificate of Incorporation, or these Bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Amended and Restated Certificate of Incorporation, or these Bylaws will be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent will be revocable by the stockholder by written notice to the Corporation. Any such consent will be deemed revoked if:

1.	the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

2.	such inability becomes known to the Secretary or an Assistant Secretary or to the transfer agent, or other person responsible for the giving of notice.
However, the inadvertent failure to treat such inability as a revocation will not invalidate any meeting or other action.
Any notice given pursuant to the preceding paragraphs will be deemed given:

a.	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

b.	if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

c.	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and

d.	if by any other form of electronic transmission, when directed to the stockholder.
An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission will, in the absence of fraud, be prima facie evidence of the facts stated therein.

B.
Definition of Electronic Transmission. An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

C.	Inapplicability. Notice by a form of electronic transmission will not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

D.	Other Matters. In Articles III, IV, and V of these Bylaws, the use of the term “written” or a “writing” includes “electronic” or an “electronic transmission” respectively.
ARTICLE VII.    EXCLUSIVE FORUM
The Court of Chancery of the State of Delaware is the sole and exclusive forum for:

A.	Derivative Actions. Any derivative action or proceeding brought on behalf of the Corporation.

B.	Fiduciary Duty Claims. Any action asserting a claim of breach of fiduciary duty to the Corporation or its stockholders owed by any director, officer, or other employee of the Corporation.

C.	Claims Under Delaware Law and Organizational Documents. Any action asserting a claim arising under the DGCL, the Corporation’s Amended and Restated Certificate of Incorporation, or these Bylaws.

D.	Internal Affairs Doctrine. Any other action asserting a claim governed by the internal affairs doctrine.
ARTICLE VIII.    AMENDMENTS

A.	Amendments by the Board. The Board may change or repeal these Bylaws, or adopt additional bylaws.

B.
Amendments by Common Stockholders. Subject to Article II of these Bylaws, holders of at least a majority of the outstanding common stock of the Corporation may vote to change or repeal these Bylaws, or adopt additional bylaws, at any annual or special meeting of the common stockholders, in accordance with the DGCL.